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                 December 13, 2021

       Thomas E. Long
       Co-Chief Executive Officer
       Energy Transfer LP
       8111 Westchester Drive, Suite 600
       Dallas, TX 75225

                                                        Re: Energy Transfer LP
                                                            Registration
Statement on Form S-3
                                                            Filed December 6,
2021
                                                            File No. 333-261503

       Dear Mr. Long:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Law Clerk, at (202) 551-3905 or Irene Barberena-
       Meissner, Staff Attorney, at (202) 551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Kevin M. Richardson,
Esq.